EXHIBIT 5.1

Burns & Levinson LLP

125 Summer Street

Boston, MA 02110

May 27, 2004

Indevus Pharmaceuticals, Inc.

One Ledgemont Center

99 Hayden Avenue

Lexington, MA 02421-7966

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to the issuance by Indevus Pharmaceuticals, Inc., a Delaware corporation (the “Company”) of an aggregate of 3,000,000 shares (the “Shares”) of its Common Stock, par value $.001 per share, which may be issued pursuant to the Company’s 2004 Equity Incentive Plan as set out and described in the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”).

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deem necessary as a basis for the opinion hereinafter expressed. With respect to such, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of officers and responsible employees and agents of the Company.

Based upon the foregoing, it is our opinion that the Shares issuable under the 2004 Equity Incentive Plan will be, when sold, paid for and issued as contemplated by the terms of the 2004 Equity Incentive Plan, duly and validly issued and fully paid and nonassessable. We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,
/s/ BURNS & LEVINSON LLP
BURNS & LEVINSON LLP